Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of March 4, 2024 is by and between Conrent Invest S.A., a public company with limited liability (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, Rue des Gaulois, L - 1618 Luxembourg and registered with the Luxembourg trade and companies register under number B170360 (the “Seller”), and the investor signatory hereto (the “Buyer”).

RECITALS

A.    As of the date of this Agreement, the Seller owns 370,000 shares of common stock, having a par value of $0.001, each of Track Group, Inc., a Delaware corporation, having its registered office at 200 East 5th Avenue, Suite 100, Naperville, Illinois 60563, United States of America (the “Company”) registered in book-entry form on the books and records of Equiniti Trust Company, the Company’s transfer agent (“Transfer Agent”) (each a “Share” and together the “Shares”).

B.    The Seller desires to sell to the Buyer the Shares and the Buyer wishes to purchase such Shares from the Seller, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE SHARES

Section 1.1. Sale and Purchase of the Shares. In reliance upon the representations and warranties made herein, the Seller agrees to sell the Shares to the Buyer, and the Buyer agrees to purchase such Shares from the Seller with effect as of the date of this Agreement, in such amounts as are set forth opposite the Buyer’s signature on the signature page of this Agreement.

Section 1.2. Purchase Price. The per share and aggregate purchase price for the Shares (the “Purchase Price”), shall be $0.27 and $99,900, respectively. The Purchase Price shall be paid by the Buyer through a wire transfer of immediately available funds to Disclosure Law Group, a Professional Corporation (“Escrow Agent”), pursuant to the terms of an Escrow Agreement, a copy of which is attached hereto as Exhibit A.

Section 1.3. Closing. The closing of the purchase and sale of the Shares (the “Closing”), shall occur upon (i) the delivery by the Buyer to the Escrow Agent of the Purchase Price (“Escrow”); (ii) the delivery to the Transfer Agent of all documentation required by the Transfer Agent necessary and required for the transfer of the Shares on the books and records of the Transfer Agent; and (iii) the delivery by the Transfer Agent of the Shares to the Buyer by DWAC according to the instructions provided by the Buyer to Seller within two days following deposit of the Purchase Price into Escrow; ((i), (ii) and (iii) above hereinafter referred to as the “Closing Conditions”); provided, however, in the event the Closing shall not occur on or before 5:00 PM PST on April 4, 2024, this Agreement shall terminate and be of no further force and effect.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer as follows:

Section 2.1. Title to Shares. The Seller holds record and beneficial ownership of the Shares, free and clear of any and all security interests, pledges, mortgages, liens, charges, encumbrances, adverse claims, restrictions, or other burdens or encumbrances of any kind, but excluding any of the foregoing in favor of a bank or broker dealer over property held in the account of a person with such institution generally which is released concurrently with the transfer of such property (“Liens”), other than those restrictions arising from applicable federal and state securities laws or the Articles of Incorporation of the Company, and the delivery of the Shares to the Buyer at the Closing will transfer to the Buyer valid legal and beneficial ownership thereto free and clear of all Liens, other than those restrictions arising from applicable federal and state securities laws or otherwise described in this sentence.

Section 2.2. Power and Authority of the Seller. The Seller has all requisite power and authority to execute, deliver and perform this Agreement and to execute and deliver the share certificates or instruments to be executed and delivered pursuant hereto by the Seller and to consummate the transactions contemplated hereby. The entry into, execution and delivery of this Agreement has been duly and validly authorizedby the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

Section 2.3. Absence of Conflicting Agreements. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not, with or without the giving of notice, the lapse of time, or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order, or decree binding upon or applicable to the Seller, (ii) require any consent, approval, or other action by any third party, (iii) contravene or conflict with, or constitute a violation of, any agreement to which the Seller is a party or by which Seller is bound, or (iv) result in the creation or imposition of any Lien on the Shares.

Section 2.4. Broker's Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or based in any way upon arrangements, agreements, or understandings made by or on behalf of Seller hereunder.

Section 2.5. Sophistication and Experience. The Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Shares, (iii) is able to bear the risks attendant to the transactions contemplated hereby and (iv) acknowledges that the Purchase Price was negotiated privately between the parties hereto.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to, and agrees with, the Seller as follows:

Section 3.1. Accredited Investor and Investment Purpose. The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of the Securities Act of 1933, (“Securities Act”). The Shares will be acquired for investment for the Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.

Section 3.2. Power and Authority. The Buyer has all requisite capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally affecting the Buyer and (ii) is subject to general principles of equity.

Section 3.3. Broker's Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby or based in any way upon agreements, arrangements or understandings made by or on behalf of the Buyer hereunder.

Section 3.4. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order or decree binding upon or applicable to the Buyer. (ii) require any consent, approval or other action by any third party, or (iii) contravene or conflict with, or constitute a violation of, any agreement to which the Buyer is a party or by which the Buyer is bound.

Section 3.5. Sophistication and Experience. The Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Shares, (iii) is able to bear the risks attendant to the transactions contemplated hereby; (iv) acknowledges that (a) the Shares are being sold hereunder in a private transaction, and (b) the Purchase Price was negotiated privately between the parties hereto; and (v) the Seller has access to or possess material non-public or confidential information (the “Confidential Information”) regarding the Company and the Shares, and the Buyer represents that it will not pursue any claim against the Seller or its affiliates based on or relating to the Seller's possession of any Confidential Information.

ARTICLE IV- COVENANTS OF THE PARTIES

Section 4.1. Further Assurances. At any time or from time to time after the Closing, each of the Seller and the Buyer shall, at the reasonable request and expense of the other party or its counsel (unless such request is occasioned by the breach of a representation, warranty or covenant of the other party, in which case it shall be at the expense of such breaching party), execute and deliver any further instruments or documents and take all such further action in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

Section 4.2. No Other Representations or Warranties. Except as set forth in this Agreement, no party is making, or is relying on, any express or implied representations or warranties relating to any party or to the consummation of the transactions contemplated hereby. Each party is making its decision to consummate the purchase and sale of the Shares described herein on the basis of its due diligence investigation of the Company and not on any representation, warranty, statement or information made or communicated (orally or in writing) to by the other party or any affiliate, representative or agent thereof, other than as set forth in this Agreement. The representations and warranties made by the Seller and the Buyer in Article II and Article III, respectively, shall survive the Closing and the delivery of the Shares.

ARTICLE V – MISCELLANEOUS

Section 5.1. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

Section 5.2. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail, with postage prepaid or (iii) sent by next-day or overnight mail or delivery or sent by telecopy or electronic mail, to the address listed below each party's name on the signature page hereto or at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered and (iv) if by telecopy or electronic mail, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

Section 5.3. Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware in the United States applicable to agreements made and to be performed wholly within such jurisdiction, without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action to enforce, arising out of, or relating in any way to, any provisions of this Agreement shall be brought in a state or Federal court sitting in the State of Delaware.

Section 5.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other parties hereto.

Section 5.5. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Section 5.6. Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 5.7. Entire Agreement: Confidentiality. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of the Buyer and the Seller shall maintain the confidentiality of the terms of the transaction described herein unless otherwise required by law or regulatory authority, or other legal process, except that the parties may disclose the terms of the transaction to their respective affiliates, attorneys, accountants and other professionals and in connection with the enforcement of the parties' respective rights and obligations hereunder.

Section 5.8. Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of telecopying or electronic device shall be treated as though such reproductions are executed originals.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER: CONRENT INVEST S.A. By: /s/ Heinrich Bernhard Schmitz Represented by its sole Director Simplex S.à r.L., itself represented by Mr. Heinrich Bernhard Schmitz Title: Permanent representative

[Seller’s Signature Page – Signature Page of Buyer Follows]

BUYER: KARIM SEHNAOUI By: /s/ Karim Sehnaoui Karim Sehnaoui

[Buyer’s Signature Page]